Exhibit 99.1

BioSig Sees Increased Case Volume from Expanding Base of Medical Centers Using Its Proprietary Signal Processing System

●	The Company sees increased technology usage across its installed base and anticipates enrolling to at least 1500 cases by the end of 2021

●	44 physicians have conducted over 800 arrhythmia patient cases to date

●

Currently conducting patient cases in 9 medical centers across the country including Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, TX, Mayo Clinic Florida Campus and the University of Pennsylvania

Westport, CT, May 4, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it increased the patient case goal from 1000 to at least 1500 procedures by the end of 2021.

BioSig’s non-invasive computerized technology, the PURE EP™ System, aims to drive procedural efficiency and efficacy in electrophysiology. The system provides essential diagnostic signals with high clinical value in all cardiac ablations that treat irregular heartbeats or arrhythmias.

Previously the Company announced its target to complete 1000 patient cases in 2021, having delivered 425 procedures by the end of 2020. The Company is currently conducting patient cases in nine medical centers across the country. Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, TX, the Company’s first commercial customer, continues to be the biggest user of the technology with over 300 patient cases conducted to date. Mayo Clinic Florida Campus and the University of Pennsylvania are the second and third largest patient case drivers with 130 and 112 cases1. Over 800 procedures have been conducted with the PURE EP™ System in the last 18 months,

“Patient case volume is one of the leading indications of physician utilization of our technology. We see steady procedural growth in almost all of our centers, which we believe will turn into commercial revenues. This case growth, combined with the consistently positive customer feedback, positions us well to deliver on our target of 20 installation sites by the end of 2021,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

1Data as of April 30, 2021.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20502.  According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually3.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, the PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119

2Top 10 Things You should Know About Heart Rhythm; Scripps Health.

3Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4